Exhibit 10.4

Execution Copy

March 22, 2010

Perrigo Company

Senior Term Loan

Commitment Letter

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49101

Attention: Judy L. Brown,

Executive Vice President

and Chief Financial Officer

Ladies and Gentlemen:

You (the “Borrower”) have requested that J.P. Morgan Securities Inc. (“JPMorgan”) agree to structure, arrange and syndicate a 364-day senior term loan in an aggregate amount of up to $350,000,000 (the “Facility”), and that JPMorgan Chase Bank, National Association (“JPMCB”) commit to provide the entire amount of the Facility and to serve as administrative agent for the Facility. The purpose of the Facility is to provide financing to consummate the acquisition (the “Acquisition”) of PBM Holdings, Inc., a Delaware corporation (“Holdings”) and PBM Nutritionals, LLC, a Delaware limited liability company (“Nutritionals,” together with Holdings, the “Targets” and each individually, a “Target”), each by the merger with an acquisition subsidiary of the Borrower as contemplated by the Merger Agreement, in the form delivered to JPMCB and JPMorgan prior to the date hereof, as modified or amended in accordance with the terms hereof, the “Merger Agreement”), dated as of March 22, 2010 by and among the Targets, the Borrower, Pine Holdings Merger Sub, Inc., a Delaware corporation and newly formed direct wholly-owned subsidiary of the Borrower, Pine Nutritionals Merger Sub, LLC, a Delaware limited liability company and newly formed direct wholly-owned subsidiary of the Borrower, and PBM Stakeholders, LLC, a Delaware limited liability company, as the Stakeholders’ Representative.

JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Facility.

Furthermore, JPMCB is pleased to advise you of its commitment to provide the entire amount of the Facility upon the terms and subject only to the conditions set forth or referred to in the Conditions Paragraph to this commitment letter (the “Commitment Letter”). It is agreed that JPMCB will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facility, and that JPMorgan will act as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other that that expressly contemplated by the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

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We reserve the right to syndicate the Facility to a group of financial institutions (together with JPMCB, the “Lenders”) identified by us in consultation with you. If JPMorgan commences syndication, you agree actively to assist it in completing a syndication satisfactory to it. If requested by JPMorgan, such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). The successful syndication of the Facility is not a condition to the funding of the loans under the Facility.

If JPMorgan commences syndication, you will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of its securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein; it being understood however that nothing in this letter shall require you to make public any material information other than as and when required by federal securities laws and SEC rules and regulations (including without limitation Regulation S-X). You also acknowledge that JPMorgan Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facility has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Facility to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan or JPMCB.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without Borrower’s written permission. The Borrower hereby authorizes JPMorgan to distribute drafts of definitive documentation with respect to the Facility to Private-Siders and, unless otherwise instructed by Borrower, to Public-Siders.

As the Lead Arranger, JPMorgan will manage all aspects of the syndication, if any, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees

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among the Lenders, in consultation with the Borrower. In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Borrower with respect thereto. Any review by JPMorgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and JPMCB and shall not be on behalf of the Borrower.

If JPMorgan commences syndication, to assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to JPMorgan and JPMCB all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to JPMCB or JPMorgan by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided, however, with respect to Information relating to the Targets, such representations and covenants in this subsection (a) are qualified by the Borrower’s knowledge; and (b) the Projections that have been or will be made available to JPMCB or JPMorgan by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being recognized by JPMorgan and JPMCB that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized; provided, however, with respect to Projections relating to the Targets, such representations and covenants in this subsection (b) are qualified by the Borrower’s knowledge. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay to JPMCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each of JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein are subject to each of the following:

(a) except for the matters contemplated by the Merger Agreement or as set forth in Section 3.8 of the Companies Disclosure Schedule (as defined in the Merger Agreement), since December 31, 2009, there has not occurred (i) any change, circumstance, effect or event that has had, or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) or (ii) any change by the Companies and their subsidiaries in accounting principles or methods materially affecting the combined financial position or results of

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operations of the Targets, except (A) insofar as may have been required by a change in GAAP (as defined in the Merger Agreement) or applicable Law (as defined in the Merger Agreement) or (B) purchase accounting adjustments by the Borrower on its financial statements as a result of the Acquisition concurred in by your auditors that may be required after the Closing Date,

(b) the Borrower would be able to satisfy, as of the Closing Date, all conditions precedent to obtaining a loan as required under Section 4.02 of the Credit Agreement dated March 16, 2005 among the Borrower, certain Foreign Subsidiary Borrowers parties thereto, the lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank Leumi USA, as Syndication Agent, as amended as of the date hereof, as is if such loan were to be made as of the Closing Date (and assuming that such Credit Agreement is in effect as of the Closing Date),

(c) our satisfaction that prior to the Closing Date there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries that has not been approved in writing by JPMorgan (and Borrower agrees that there will no such competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof that has not been approved in writing by JPMorgan until after the earlier of the payment in full of the Facility or the completion a successful syndication of the Facility),

(d) the negotiation, execution and delivery of definitive financing documentation with respect to the Facility (the “Credit Documentation”) consistent with this Commitment Letter (including the exhibits hereto) and the Existing Term Loan Agreement and otherwise mutually acceptable to the Borrower and JPMCB and their respective counsels and the consummation of the Acquisition substantially concurrently with the funding of the loans under the Facility in accordance with the terms of the Merger Agreement, all after the date 30 days after the date hereof but on or before July 16, 2010 (the “Outside Date”), provided that the Outside Date shall be extended to the earlier of December 14, 2010 or the date to which closing is extended under the Merger Agreement if the failure of the Acquisition to close on or prior to such date is due only to the failure to receive approval of any Antitrust Authority (as defined in the Merger Agreement) required in order to satisfy the conditions set forth in Sections 6.1(c) and 6.2(c) of the Merger Agreement, and

(e) the other conditions set forth under the heading “Conditions Precedent” in the Term Sheet, including those set forth on Exhibit B.

There shall be no conditions to closing and funding not expressly set forth herein.

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan, and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the Acquisition, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing

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indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse JPMCB, JPMorgan and their affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, reasonable consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility.

This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB and JPMorgan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies the Borrower and the Targets, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of Michigan; provided that the provision set forth in clause (a) of the Conditions Paragraph shall be governed by and interpreted and enforced in accordance with the substantive laws of the state of Delaware, without giving effect to the conflicts of law principles thereof. The Borrower consents to the nonexclusive jurisdiction of the state or federal courts located in the State of Michigan. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which

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case you agree to inform us promptly thereof), provided that this Commitment Letter, the Term Sheet and the terms or substance hereof and thereof (but not the Fee Letter or the terms or substance thereof) may be disclosed (A) to the Targets and their respective officers, directors, employees and shareholders, and each of their respective attorneys, accountants and advisors, in each case only in connection with the Acquisition and on a confidential and need-to-know basis after this Commitment Letter has been accepted by you and (B) in SEC or other regulatory filings.

You acknowledge that JPMorgan, JPMCB and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan nor JPMCB will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMorgan or JPMCB of services for other companies, and neither JPMorgan nor JPMCB will furnish any such information to other companies. You also acknowledge that JPMorgan and JPMCB have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitment hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., Chicago time, on March 23, 2010. JPMCB’s commitment and JPMorgan’s agreements herein will expire at such time in the event JPMCB has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

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JPMCB and JPMorgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

By:	/S/ Krys Szremski
Name:	Krys Szremski
Title:	Vice President

J.P. MORGAN SECURITIES INC.

By:	/S/ John H. Fiore
Name:	John H. Fiore
Title:	Executive Director

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Accepted and agreed to as of

the date first written above by:

PERRIGO COMPANY

By:	/s/ Judy L. Brown
Name:	Judy L. Brown
Title:	EVP & CFO

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Exhibit A

PERRIGO COMPANY TERM LOAN

Summary of Terms and Conditions

March 22, 2010

I.	Parties

	Borrower:	Perrigo Company (the “Borrower”).

	Guarantors:	All material domestic subsidiaries of the Borrower will be guarantors to the same extent as required under the Existing Term Loan Agreement.

	Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (“JPMSI”), as lead arranger and bookrunner (in such capacity, the “Lead Arranger”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

	Lenders:	JPMCB, and, if syndication is commenced, a syndicate of banks, financial institutions and other entities arranged by the Lead Arranger (collectively, the “Lenders”).

II.	Facility

	Type and Amount:	364 day senior term loan (the “Term Loan” or the “Facility”) in the amount of up to $350,000,000 made on the Closing Date.

	Maturity:	364 days after the Closing Date (the “Maturity Date”). The Term Loan shall be payable in full on the Maturity Date.

	Purpose:	The purpose of the Term Loan is to provide financing to consummate the acquisition (the “Acquisition”) of the Targets (as defined in the Commitment Letter of even date herewith (the “Commitment Letter”) among the Borrower, the Lead Arranger and the Administrative Agent).

III.	Collateral	The Facility will be secured by a pledge of 65% (or such greater amount that may be pledged without a material adverse tax consequence) of the capital stock of each material foreign subsidiary to the same extent as required under the Borrower’s Term Loan Agreement dated as of April 22, 2008 (the “Existing Term Loan Agreement”), including any other collateral requirements consistent with the Existing Term Loan Agreement.

All such collateral will be subject to the Collateral Agency and Intercreditor Agreement dated as of May 29, 2008 among the secured parties thereto and JPMorgan Chase Bank, N.A., as collateral agent, under which the collateral will be shared with the obligations under the Borrower’s Credit Agreement dated as of March 16, 2005, the Existing Term Loan Agreement, the Borrower’s Master Note Purchase Agreement dated as of May 29, 2008 regarding its 5.97% $75,000,000 Senior Notes, Series 2008-A, and its 6.37% $125,000,000 Senior Notes, Series 2008-B (such senior notes, the “2008 Notes”), and the other secured obligations described therein.

IV.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments:	The Term Loan may be prepaid (subject to interest rate breakage costs, but without any penalty) by the Borrower in minimum amounts to be agreed upon.

	Mandatory Prepayments:	The Term Loan shall be prepaid by amounts equal to:

(a) 100% of the net cash proceeds of any sale or other disposition of assets by the Borrower or any of its subsidiaries (except for the sale of inventory in the ordinary course of business, subject to materiality thresholds and reinvestment periods, all to be determined) and of casualty and insurance proceeds (subject to materiality thresholds and reinvestment periods to be determined).

(b) 100% of the net cash proceeds from the issuance of any debt or equity (excluding any borrowing under credit facilities in existence on the date hereof (without giving effect to any increases in any such credit facilities after the date hereof) and subject to other exclusions to be determined) after the Closing Date.

V.	Certain Conditions

The funding of the Term Loan shall be conditioned upon the satisfaction of the conditions set forth in the Commitment Letter and the conditions set forth on Exhibit B and to requirements relating to prior written notice of borrowing, the accuracy of representations and warranties on the date upon which all such conditions precedent shall be satisfied and the Term Loan is funded (the “Closing Date”) and the absence of any default or event of default on the Closing Date.

VI.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type, consistent with the Existing Term Loan Agreement and other terms mutually agreed by the Lenders and the Borrower, including, without limitation:

	Representations and Warranties:	Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Borrower Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; representations (qualified to the Borrower’s knowledge) with respect to the Acquisition, and other representations consistent with the Existing Term Loan Agreement.

	Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and other affirmative covenants consistent with the Existing Term Loan Agreement.

	Financial Covenants:	Financial covenants shall be limited to:

•       The ratio (the “Leverage Ratio”) of (a) Consolidated Indebtedness minus the amount of the Israeli Acquisition Cash Secured Loan (to the extent it is secured with cash, provided that any amount thereof that is recourse to the Borrower or any of its subsidiaries (other than with respect to such cash deposit) shall be included in Consolidated

Indebtedness, with the amount thereof reasonably determined by the Administrative Agent) to (b) Consolidated EBITDA, as calculated for the four consecutive fiscal quarters of Borrower then ending, not to exceed 3.0:1.0

•       The ratio (the “Interest Coverage Ratio”) of Consolidated EBIT to Consolidated Interest Expense, as calculated for the four consecutive fiscal quarters of the Borrower then ending of not less than 3.0:1.0

As used herein:

“Consolidated EBIT” means, with reference to any period, the net income (or loss) of the Borrower and its subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) extraordinary non-cash losses incurred other than in the ordinary course of business, (iv) losses incurred other than in the ordinary course of business that are non-cash, non-operating and non-recurring, minus, to the extent included in such net income, (a) extraordinary non-cash gains realized other than in the ordinary course of business, and (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, all as determined in accordance with GAAP and calculated for the Borrower and its subsidiaries on a consolidated basis.

“Consolidated EBITDA” means, with reference to any period, Consolidated EBIT for such period, plus, to the extent deducted from revenues in determining such Consolidated EBIT, depreciation, and amortization expense, all as determined in accordance with GAAP and calculated for the Borrower and its subsidiaries on a consolidated basis.

“Consolidated Indebtedness” means at any time the sum of all of the following for the Borrower and its subsidiaries calculated on a consolidated basis: (i) all obligations for borrowed money or similar obligations, (ii) all obligations evidenced by bonds, debentures, acceptances, notes or similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to property acquired, (v) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(vi) all indebtedness of others secured by (or for which the holder such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such person, whether or not the indebtedness secured thereby has been assumed, (vii) all guaranties by such person of indebtedness of others, (viii) all capital lease obligations of such person, (ix) all obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise in respect of bankers’ acceptances, (xi) all off-balance sheet liabilities, and (xii) all obligations under any disqualified stock.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its subsidiaries calculated on a consolidated basis for such period.

“Israeli Acquisition Cash Secured Loan” means any loan to an Israeli acquisition subsidiary or its Israeli holding company formed by the Borrower that is (i) secured by cash deposited by the Borrower or its subsidiaries in an amount equal to the principal balance of such loan, (ii) non-recourse to the Borrower or its subsidiaries (other than with respect to such cash deposit and to the limited extent described in the documents relating to the Israeli Acquisition Cash Secured Loan delivered to the Administrative Agent) and (iii) on other terms and conditions reasonably satisfactory to the Administrative Agent.

All financial covenants will be calculated on a basis consistent with the Existing Term Loan Agreement.

Negative Covenants:	Negative covenants with respect to:

• Consolidated Indebtedness limited in the same manner as the Existing Term Loan Agreement.

•       Consolidations, mergers and acquisitions will be permitted, provided that no default exists or would be caused thereby, the Borrower is the surviving entity with voting control and hostile acquisitions shall be prohibited.

•       Sale of assets (other than inventory sold in the ordinary course, transfers of assets among the Borrower and Guarantors and among Guarantors and sales of receivables in connection with permitted securitization transactions in an aggregate outstanding amount not to exceed $150,000,000) shall be limited to not more than 10% of consolidated total assets or assets responsible for more than 10% of the consolidated net sales or net income in any twelve month period (based on the consolidated financial statements of the Borrower and its subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made).

•       Investments (including without limitation pursuant to any merger or acquisition, but excluding cash equivalent and similar investments in the ordinary course of business), guarantees, loans and/or advances, other than existing investments listed on a schedule (without increase) and those in or to domestic Guarantors, shall not exceed 15% of consolidated total assets, provided that the aggregate amount of the foregoing to subsidiaries that are not Guarantors shall not exceed 7.5% of consolidated total assets.

• Dividends, distributions or share repurchases permitted unless a default exists or would be caused thereby.

• Limitation on liens and encumbrances.

• Transactions with affiliates.

• No more favorable covenant clause with respect to debt agreements in the aggregate over $20,000,000.

• other negative covenants consistent with the Existing Term Loan Agreement.

Events of Default:	Customary events of default (including, without limitation, failure to make payment in connection with the Facility when due; breach of representations and warranties in any material respect; default in any covenant or agreement set forth in the Credit Documents after any applicable grace period; cross default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness in excess of $10,000,000 of the Borrower or any of its subsidiaries or any guarantors; events of bankruptcy; certain ERISA defaults; the occurrence of one or more material judgments; any of the Credit Documents shall cease to be in full force and effect or any party thereto shall so assert; the Acquisition shall be unwound; or a change in ownership or control as set forth in the Existing Term Loan Agreement.

The above description of the representations and warranties, financial covenants, negative covenants and defaults is intended to reflect the representations and warranties, financial covenants, negative covenants and defaults in the Existing Term Loan Agreement, and if there is any conflict between the representations and warranties, financial covenants, negative covenants and defaults described above and those in the Existing Term Loan
Agreement, the Existing Term Loan Agreement shall control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of the final maturity of the Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Credit Documentation have consented thereto.

The Credit Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to the suspension of the voting rights, rights to receive undrawn commitment fees, and the termination or assignment of commitments of such Lenders).

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, and (b) the Administrative Agent. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in its Term Loan. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of all of the Lenders would be required as described under “Voting” above. Pledges of the Term Loan in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in law or regulation affecting reserve, tax, capital adequacy and other requirements of law and from the imposition of new laws or regulations or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of Michigan.

This Summary of Terms and Conditions is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the financing contemplated hereby.

Capitalized terms used but not defined herein have the meanings given in the Commitment Letter of even date herewith.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Term Loan bear interest at a rate per annum equal to:

the ABR plus 175 basis points, increasing by 50 basis on each three month anniversary after the Closing Date; or

the Adjusted LIBO Rate plus 275 basis points, increasing by 50 basis on each three month anniversary after the Closing Date.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in Chicago (the “Prime Rate”), (ii) the Adjusted LIBO Rate for a one month interest period determined each day (or if such day is not a business day, the immediately preceding business day) plus 1.0 % and (iii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“LIBO Rate” means the rate at which deposits in the relevant permitted currency in the London interbank market for one, three or six months (or such other periods as the Lenders may agree), as selected by the Borrower, are quoted on the relevant Reuters screen.

Interest Payment Dates:	In the case of the Term Loan bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears. In the case of Term Loan bearing interest based upon the Adjusted LIBO Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Exhibit B

Conditions Precedent

The availability of the Term Loan, in addition to the conditions expressly set forth in the Term Sheet and in the Commitment Letter, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter.

1. The Acquisition shall be consummated substantially concurrently with the funding of the Term Loan in accordance with the terms of the Merger Agreement and all applicable laws and regulations.

2. The aggregate amount of the purchase price and other consideration paid or payable for or in connection with Acquisition under the Merger Agreement or otherwise shall not be increased or decreased by more than $10,000,000 from such aggregate amount shown in the Merger Agreement delivered to the Lead Arranger prior to the date of the Commitment Letter without the Lead Arranger’s prior consent, not to be unreasonably withheld. Additionally, no other provision or condition (including without limitation the conditions in Section 6.1 of the Merger Agreement) of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified or consented to in any respect (as compared to the Merger Agreement in the form delivered to the Lead Arranger prior to the date of the Commitment Letter) that would be materially adverse to the Lead Arranger or the Lenders without the Lead Arranger’s prior consent.

3. The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.

4. The Administrative Agent shall have received such legal opinions, corporate organizational documents, good standing certificates, resolutions and incumbency certificates as it may reasonably request and evidence of the satisfaction of such other customary closing conditions reasonably required by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent.

5. All governmental and other approvals (including without limitation all board of director, shareholder, member and similar approvals) necessary in connection with the financing contemplated hereby or required pursuant to the Merger Agreement shall have been obtained and be in full force and effect, and all other legal and regulatory matters shall be reasonably satisfactory to the Administrative Agent.

6. Notwithstanding anything in this Exhibit B, the Commitment Letter, the Term Sheet, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the documentation for the Facility shall be such that they do not impair the availability of the Facility on the Closing Date if the conditions expressly set forth herein are satisfied (it being understood that to the extent any security interest in the intended Collateral or any deliverable related to the granting or perfection of security interests in the intended Collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and Borrower (it being understood that the Borrower may

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have up to 45 days after the Closing Date to provide the deliverables related to the granting or perfection of security interests in the intended Collateral)

7. The Administrated Agent shall have received combined consolidated financial statements of the Borrower and the Target prior to the Closing Date, provided that (a) for the Borrower 45 days have lapsed since its last fiscal quarter end or 90 days have lapsed since its last fiscal year end and (b) for the Target, as soon as such financial statements are made available to the Borrower, but only if made available to the Borrower, unaudited financial statements for each fiscal quarter ended before the Closing Date.

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